EXHIBIT 10.2

Amendment No 1 (“Amendment”), dated as of February 23, 2016 (“Amendment Date”) to the Severance Protection Agreement, effective as of May 13, 2011 (“SPA”), by and between Entegris, Inc., a Delaware corporation (the "Company"), and Gregory B. Graves ("Executive").

Recitals
1.    The Company and the Executive wish to amend the provisions of Section 9 to the SPA.

Now, Therefore, in consideration of the above recital and their mutual promises, the Company and Executive agree as follows:

1.    Amended Provisions of the SPA.
1.1.     Amendment to Section 9 of the SPA From and after the Amendment Date the provisions of Section 9 shall be deleted and the following shall be substituted in lieu thereof:
“9.    Retirement, etc. If Executive ceases to be an employee due to retirement at age 54 with 10 years of continuous service, Executive will be entitled to immediate vesting of all outstanding unvested RSUs and stock option awards granted to Executive after the Effective Date. With respect to awards made after January 1, 2014, the retirement age shall be 57 with 10 years of continuous service and the waiver signed by Executive effective March 20, 2014 shall be of no further force or effect. In the event that future RSU awards include a performance based vesting feature, vesting will continue based on achievement of the performance metrics after the Executive ceases to be an employee due to retirement. Executive acknowledges that the protections of this Section 9 may result for tax purposes in the lapse of a “substantial risk of forfeiture” with respect to any outstanding and unvested RSU awards at the time of Executive’s attainment of retirement eligibility (rather than upon any later actual retirement or scheduled vesting) and that, accordingly, Executive may owe FICA tax with respect to such awards prior to actual delivery of the shares. Reference is made to the RSU and stock option awards made to Executive in 2011 and prior to the date hereof (the “2011 RSU award” and the “2011 stock option award,” respectively). The provisions of this Section 9 shall apply to accelerate vesting under the 2011 RSU award and the 2011 stock option award in respect of any retirement in accordance with this Section 9 prior to scheduled vesting; provided, that if acceleration of the last vesting tranche under the 2011 RSU award occurs by reason of this Section 9, the shares relating to the portion so accelerated shall be delivered to Executive immediately upon retirement; and further provided, that if Executive does not retire under circumstances requiring an acceleration of the 2011 RSU award, the shares underlying the last tranche of such award (unless earlier forfeited) shall be delivered immediately upon scheduled vesting on February 19, 2015 and in all events by March 15, 2015. Any RSU award granted to Executive after the date hereof shall contain terms consistent with this Agreement, including this Section 9. However, notwithstanding the foregoing provisions of this Section 9, in no event shall any award granted to Executive after January 1, 2016 vest in less than 12 months following the date of such grant. For purposes of this section, all options that either have vested prior to retirement or that vest upon retirement will be eligible for exercise for the lesser of four (4) years or the expiration date of the options.

2.    Effect of Amendment. This Amendment shall take effect as of the Amendment Date and shall continue in effect for the term of the SPA. Except as amended hereby, all other terms of the SPA shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Severance Protection Agreement effective as of the Amendment Date.

Entegris, Inc.    Executive

By: /s/ Bertrand Loy                /s/ Gregory Graves
Name: Bertrand Loy                Printed Name: Gregory B. Graves
Title: President & CEO